ARTVENTIVE MEDICAL GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(Adopted by the Board of Directors, September 13, 2013)

The ArtVentive Medical Group, Inc. Code of Business Conduct and Ethics (this "Code") is a guide for directors, officers, and employees of the Company (collectively, "Personnel" and each a "Person") to the application of legal and ethical practices to their services for ArtVentive Medical Group, Inc. and its subsidiaries (the "Company"). Except as otherwise required by applicable local law, this Code applies to the Company and all of its subsidiaries and other business entities controlled by it worldwide. This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations.

All Personnel must accept personal responsibility for complying with this Code and reporting any observed or suspected violations. The Company requires all Personnel to commit to high ethical standards and compliance with the law to ensure the Company's success.

If any Person has any questions regarding this Code or its application to such Person in any situation, such Person should contact their supervisor or the Company's Chief Legal Officer (or, if the Company does not have a Chief Legal Officer, the Chief Financial Officer or the President; each such person being referred to herein as an "Authorized Officer").

Compliance with Laws, Rules and Regulations

The Company requires that all Personnel comply with all laws, rules and regulations applicable to the Company wherever it does business. Each Person is expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when such Person is uncertain about them.

If any Person becomes aware of the violation of any law, rule or regulation by the Company, whether by its employees, officers, directors, or any third party doing business on behalf of the Company, it is such Person's responsibility to promptly report the matter to their supervisor or to an Authorized Officer. While it is the Company's desire to address matters internally, nothing in this Code prohibits a Person from reporting any illegal activity, including any violation of the securities laws, antitrust laws, and environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. Personnel shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because such employee reports any such violation. However, if the report was made with knowledge that it was false, the Company may take appropriate disciplinary action up to and including termination. This Code should not be construed to prohibit any Person from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

Compliance with Company Policies

All Personnel are expected to comply with all Company policies and rules as in effect from time to time. Each Person is expected to familiarize themselves with such policies.

Conflicts of Interest

Personnel must act in the best interests of the Company. Each Person must refrain from engaging in any activity or having a personal interest that presents a "conflict of interest" and should seek to avoid even the appearance of a conflict of interest. A conflict of interest occurs when a Person's personal interest interferes with the interests of the Company. A conflict of interest can arise whenever a Person, in their capacity as an employee, officer or director, take action or have an interest that prevents such Person from performing such Person's Company duties and responsibilities honestly, objectively and effectively.

Employees and Officers must not:

- perform services as a consultant, employee, officer, director, advisor or in any other capacity, or permit any family member to perform services as an officer or director, for a significant customer, significant supplier or direct competitor of the Company, other than at the request of the Company;

- have, or permit any family member to have, a financial interest in a significant supplier or significant customer of the Company, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company or less than five percent (5%) of the outstanding shares of a privately-held company;

- have, or permit any family member to have, a financial interest in a direct competitor of the Company, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company;

- supervise, review or influence the job evaluation or compensation of a close relative; or

- engage in any other activity or have any other interest that the Board of Directors of the Company determines to constitute a conflict of interest.

Directors must not:

- perform services as a consultant, employee, officer, director, advisor or in any other capacity, or permit any family member to perform services as an officer or director, for a direct competitor of the Company;

have, or permit any family member to have, a financial interest in a direct competitor of the Company, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company;

- use his or her position with the Company to influence any decision of the Company relating to a contract or transaction with a supplier or customer of the Company if the director or a family member of the director:
  - performs services as a consultant, employee, officer, director, advisor or in any other capacity for such supplier or customer; or
  - has a financial interest in such supplier or customer, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company.
- supervise, review or influence the job evaluation or compensation of a close relative; or
- engage in any other activity or have any other interest that the Board of Directors of the Company determines to constitute a conflict of interest.

A "family member" means a spouse, dependent child or any other person living in the same home as such Person. "Close relative" means a close relative and a parent, sibling, child, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law.

It is each Person's responsibility to disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest to an Authorized Officer or, if such Person is an executive officer or director, to the Board of Directors, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

Insider Trading

Personnel who have material non-public information about the Company or other companies, including the Company's suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that Personnel do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy, which is available upon request to the human resources department or an Authorized Officer.

If any Person is uncertain about the constraints on their purchase or sale of any Company securities or the securities of any other company that such Person is familiar with by virtue of such Person's relationship with the Company, such Person should consult with an Authorized Officer before making any such purchase or sale.

Confidentiality

Personnel must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including the Company's suppliers and customers, except when disclosure is authorized by a supervisor or legally permitted in connection with reporting illegal activity to the appropriate regulatory authority. Unauthorized disclosure of any confidential information is prohibited. Additionally, Personnel should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Third parties may ask Personnel for information concerning the Company. Subject to the exceptions noted in the preceding paragraph, Personnel (other than the Company's authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and, if appropriate, after a confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company's authorized spokespersons. If any Person receives any inquiry of this nature, such Person must decline to comment and refer the inquirer to such Person's supervisor or one of the Company's authorized spokespersons.

Each Person also must abide by any lawful obligations that such Person has to such Person's former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

Honest and Ethical Conduct and Fair Dealing

Personnel should endeavor to deal honestly, ethically and fairly with the Company's suppliers, customers, competitors and employees. Statements regarding the Company's products and services must not be untrue, misleading, deceptive or fraudulent. Personnel must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Protection and Proper Use of Corporate Assets

Personnel should seek to protect the Company's assets, including proprietary information. Theft, carelessness and waste have a direct impact on the Company's financial performance. Personnel must use the Company's assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

Personnel must advance the Company's legitimate interests when the opportunity to do so arises. Personnel must not take for themselves personal opportunities that are discovered through their position with the Company or the use of property or information of the Company.

Gifts and Gratuities

The use of Company funds or assets for gifts, gratuities or other favors to government officials is prohibited, except to the extent such gifts, gratuities or other favors are in compliance with applicable law, insignificant in amount and not given in consideration or expectation of any action by the recipient. The use of Company funds or assets for gifts to any customer, supplier, or other person doing or seeking to do business with the Company is prohibited, except to the extent such gifts are in compliance with the policies of both the Company and the recipient and are in compliance with applicable law.

Personnel must not accept, or permit any close relative to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items of insignificant value. Any gifts that are not of insignificant value should be returned immediately and reported to such Person's supervisor. If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company, in its sole discretion, believes appropriate.

Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Personnel should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest, intended to serve legitimate business goals and in compliance with applicable law.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Personnel must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world. The Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.

Accuracy of Books and Records and Public Reports

Personnel must honestly and accurately report all business transactions. Each Person is responsible for the accuracy of such Person's records and reports. Accurate information is essential to the Company's ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company's accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company's books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission ("SEC") and in other public communications.

Concerns Regarding Accounting or Auditing Matters

Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints in writing to an Authorized Officer at 2766 Gateway Road, Carlsbad, CA 92009 or may use the telephone number (760) 471-7700. See "Reporting and Compliance Procedures." All such concerns and complaints will be forwarded to the Board of Directors of the Company until such time that an Audit Committee of the Board of Directors is established and, thereafter, to the Audit Committee, unless they are determined to be without merit by an Authorized Officer of the Company. In any event, a record of all complaints and concerns received will be provided to the Audit Committee each fiscal quarter. Any such concerns or complaints may also be communicated, confidentially and, if such Person desires, anonymously, directly to the Chairman of the Audit Committee of the Board of Directors.

The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern, unless it is determined that the report was made with knowledge that it was false.

Dealings with Independent Auditors

No Person shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with (or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading to, an accountant in connection with) any audit, review or examination of the Company's financial statements or the preparation or filing of any document or report with the SEC. No Person shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company's financial statements.

Waivers of this Code of Business Conduct and Ethics

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be appropriate. Any employee or officer who believes that a waiver of any of these policies is appropriate in such Person's case should first contact such Person's immediate supervisor. If the supervisor agrees that a waiver is appropriate, the approval of an Authorized Officer must be obtained. Each Authorized Officer

shall be responsible for maintaining a record of all requests by employees or officers for waivers of any of these policies and the disposition of such requests.

Any executive officer or director who seeks a waiver of any of these policies should contact an Authorized Officer or the Chair of the Audit Committee. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law or stock exchange regulation.

Reporting and Compliance Procedures

All Personnel have the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code to such Person's supervisor or to an Authorized Officer, as described below. Any Person who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to such Person's supervisor or to an Authorized Officer. Personnel may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform an Authorized Officer.

Personnel may report violations of this Code, on a confidential or anonymous basis, by contacting an Authorized Officer by e-mail at hjgraham@artventive.com, by mail at 2766 Gateway Road, Carlsbad, CA 92009 or by telephone number (760) 471-7700. While the Company prefers that each Person identify themselves when reporting violations so that the Company may follow up with such Person, as necessary, for additional information, any Person may leave messages anonymously if such Person wishes.

If an Authorized Officer receives information regarding an alleged violation of this Code, Such Authorized Officer shall, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the Chief Executive Officer and Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Chief Executive Officer for action, or if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation to the Board of Directors or a committee thereof. Personnel are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any Person who has violated this Code. In the event that the alleged violation involves an executive officer or a director, the Chief Executive Officer and the Board of Directors, respectively, shall determine whether a

violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

Dissemination and Amendment

This Code shall be distributed to all new Personnel upon commencement of such Person's employment or other relationship with the Company and shall also be distributed annually to each Person, and each Person shall certify that such Person has received, read and understood the Code and has complied with its terms.

The Company reserves the right to amend, alter or terminate this Code at any time for any reason. The most current version of this Code is available upon request to the human resources department or an Authorized Officer.

This document is not an employment contract between the Company, directors, officers, or employees.

H. James Graham CEO and Director	Leon Rudakov President and Director
Date: 9/28/13	**Date:** 9.28.13